Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports First Quarter 2014 Results

ATLANTA, GA, May 7, 2014 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), one of the largest providers of home health, hospice and community care services in the United States, today reported first quarter 2014 results.

Gentiva acquired Harden Healthcare Holdings, Inc. ("Harden") on October 18, 2013. The Company's results for the three months ended March 31, 2014 included Harden's financial results.

First quarter 2014 financial highlights include:

▪
Total net revenues of $487.5 million, an increase of 17% compared to $415.6 million for the quarter ended March 31, 2013. Net revenues included home health episodic revenues of $224.4 million, an increase of 8% compared to $207.4 million in the 2013 first quarter. Hospice revenues were $174.4 million, a decrease of 3% compared to $179.5 million in the 2013 first quarter. Community care revenues were $57.1 million in the first quarter of 2014.

▪
Net income attributable to Gentiva shareholders of $0.3 million, or $0.01 per diluted share, compared to net loss attributable to Gentiva shareholders of $207.2 million, or $6.73 per diluted share, for the first quarter of 2013. During the first quarter of 2013, the Company recorded non-cash impairment charges of $224.3 million based on an interim impairment test of the Company's goodwill and other long-lived assets that was performed during the quarter.

▪
Adjusted income attributable to Gentiva shareholders of $4.8 million, compared with $7.1 million in the comparable 2013 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.13 for the first quarter of 2014 as compared to $0.23 for the first quarter of 2013. First quarter 2014 adjusted income attributable to Gentiva shareholders was negatively impacted by approximately $0.05 due to widespread, severe weather conditions across the country.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $39.0 million in the first quarter of 2014 as compared to $39.1 million in the first quarter of 2013. Adjusted EBITDA as a percentage of net revenues was 8.0% in the first quarter of 2014 versus 9.4% in the prior year period. First quarter 2014 Adjusted EBITDA was negatively impacted by approximately $2.7 million due to the aforementioned severe weather conditions.

Adjusted income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities, losses on closed locations and other special items.

Cash Flow and Balance Sheet Highlights

At March 31, 2014, the Company reported cash and cash equivalents of $62.9 million, compared to $87.0 million at December 31, 2013. Total outstanding debt was $1.17 billion as of March 31, 2014, compared to $1.18 billion at December 31, 2013. Total Company days sales outstanding, or DSO’s, was 50 days at March 31, 2014 compared to 49 days at December 31, 2013.

For the first quarter of 2014, net cash provided by operating activities was a negative $17.7 million, compared to a negative $20.6 million in the prior year period. Free cash flow was a negative $20.9 million for the first quarter of 2014, compared to a negative $23.3 million in the prior year period. As expected, cash flow for the first quarter of 2014 was impacted by the timing of interest payments on the Company's senior notes and compensation related expenses. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2014 Outlook

Gentiva reaffirmed its full-year 2014 outlook. Net revenues are expected to be in the range of $1.9 billion to $2.1 billion and adjusted income attributable to Gentiva shareholders is expected to be in the range of $0.85 to $1.15 on a diluted per share basis.

Gentiva's 2014 outlook includes the full-year impact of its Harden acquisition and the final 2014 Medicare home health and hospice reimbursement rates issued by the Centers for Medicare and Medicaid Services (CMS). The 2014 outlook excludes any ongoing losses from closed locations as the operations are wound down.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its first quarter 2014 results during its conference call and live webcast to be held today, Wednesday, May 7, 2014 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #31122421. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on May 7 and will remain available continuously through May 14. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 31122421. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation's largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	1st Quarter
	2014	2013
Condensed Statements of Comprehensive Loss
Net revenues	$487,505	$415,591
Cost of services sold	273,068	221,573
Gross profit	214,437	194,018
Selling, general and administrative expenses	(189,020)	(159,877)
Goodwill and other long-lived asset impairment	—	(224,320)
Interest income	633	785
Interest expense and other	(25,131)	(23,078)
Income (loss) before income taxes	919	(212,472)
Income tax (expense) benefit	(421)	5,416
Net income (loss)	498	(207,056)
Less: Net income attributable to noncontrolling interests	(184)	(121)
Net income (loss) attributable to Gentiva shareholders	$314	$(207,177)

Total comprehensive income (loss)	$498	$(207,056)

Earnings per Share
Net income (loss) attributable to Gentiva shareholders:
Basic	$0.01	$(6.73)
Diluted	$0.01	$(6.73)

Weighted average shares outstanding:
Basic	36,189	30,785
Diluted	36,677	30,785

(in 000's)
Condensed Balance Sheets
ASSETS	Mar 31, 2014	Dec 31, 2013
Cash and cash equivalents	$62,884	$86,957
Accounts receivable, net (A)	291,338	289,905
Deferred tax assets	26,090	28,153
Prepaid expenses and other current assets	66,668	64,746
Total current assets	446,980	469,761

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	47,188	49,375
Intangible assets, net	254,732	256,282
Goodwill	390,081	390,081
Other assets	67,482	68,647
Total assets	$1,234,934	$1,262,617

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt	$47,263	$45,325
Accounts payable	12,596	15,659
Payroll and related taxes	50,221	64,857
Deferred revenue	48,902	43,864
Medicare liabilities	22,132	23,894
Obligations under insurance programs	79,076	82,634
Accrued nursing home costs	20,969	22,219
Other accrued expenses	66,608	77,018
Total current liabilities	347,767	375,470

Long-term debt	1,118,197	1,124,432
Deferred tax liabilities, net	14,711	9,825
Other liabilities	51,843	53,084
Total deficit	(297,584)	(300,194)
Total liabilities and shareholders' deficit	$1,234,934	$1,262,617

Common shares outstanding	36,763	36,375

(A) Accounts receivable, net included an allowance for doubtful accounts of $11.9 million and $10.7 million at March 31, 2014 and December 31, 2013, respectively.

(in 000's)
	1st Quarter
Condensed Statements of Cash Flows	2014	2013
OPERATING ACTIVITIES:
Net income (loss)	$498	$(207,056)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,447	4,781
Amortization of debt issuance costs	1,576	3,331
Provision for doubtful accounts	1,999	1,007
Equity-based compensation expense	2,221	1,813
Windfall tax benefits associated with equity-based compensation	(6)	(72)
Goodwill and other long-lived asset impairment	—	224,320
Deferred income tax expense (benefit)	4,301	(9,360)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(3,432)	(4,855)
Prepaid expenses and other current assets	(1,922)	(162)
Current liabilities	(28,352)	(35,258)
Other, net	(1,073)	951
Net cash used in operating activities	(17,743)	(20,560)

INVESTING ACTIVITIES:
Purchase of fixed assets	(3,158)	(2,698)
Proceeds from the sale of assets	191	—
Net cash used in investing activities	(2,967)	(2,698)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	597	992
Windfall tax benefits associated with equity-based compensation	6	72
Repayment of long-term debt	(4,581)	(25,000)
Minority interest capital contribution	1,160	—
Distribution to minority interests	(115)	(240)
Other	(430)	(23)
Net cash used in financing activities	(3,363)	(24,199)

Net change in cash and cash equivalents	(24,073)	(47,457)
Cash and cash equivalents at beginning of period	86,957	207,052
Cash and cash equivalents at end of period	$62,884	$159,595

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$33,047	$28,728
Income taxes paid	$108	$194

	1st Quarter
A reconciliation of Free cash flow to Net cash used in operating activities follows:	2014	2013
Net cash used in operating activities	$(17,743)	$(20,560)
Less: Purchase of fixed assets	(3,158)	(2,698)
Free cash flow	$(20,901)	$(23,258)

(in 000's)
Supplemental Information	1st Quarter
	2014	2013
Segment Information (2)
Net revenues
Home Health	$255,976	$236,061
Hospice	174,402	179,530
Community Care	57,127	—
Total net revenues	$487,505	$415,591

Operating contribution (4)
Home Health	$29,603	$30,188
Hospice	17,544	27,421
Community Care	9,279	—
Total operating contribution	56,426	57,609

Corporate administrative expenses	(24,562)	(18,687)
Goodwill and other long-lived asset impairment (5)	—	(224,320)
Depreciation and amortization	(6,447)	(4,781)
Interest expense and other, net	(24,498)	(22,293)
Income (loss) before income taxes	$919	$(212,472)

Home Health operating contribution margin %	11.6%	12.8%
Hospice operating contribution margin %	10.1%	15.3%
Community Care operating contribution margin %	16.2%	—%

	1st Quarter
Net Revenues by Major Payer Source:	2014	2013
Medicare
Home Health	$208,766	$193,120
Hospice	163,209	167,274
Total Medicare	371,975	360,394
Medicaid and local government	71,127	18,269
Commercial insurance and other:
Paid at episodic rates	15,599	14,255
Other	28,804	22,673
Total commercial insurance and other	44,403	36,928
Total net revenues	$487,505	$415,591

	1st Quarter
A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Gentiva shareholders follows: (3)	2014	2013
Adjusted EBITDA (3)	$38,976	$39,063
Cost savings initiatives and acquisition and integration activities (4)	(5,341)	(141)
Impact of closed locations	(1,771)	—
Goodwill and other long-lived asset impairment (5)	—	(224,320)
EBITDA (4)	31,864	(185,398)
Depreciation and amortization	(6,447)	(4,781)
Interest expense and other, net	(24,498)	(22,293)
Income (loss) before income taxes	919	(212,472)
Income tax (expense) benefit (6)	(421)	5,416
Net income (loss)	498	(207,056)
Less: Net income attributable to noncontrolling interests	(184)	(121)
Net income (loss) attributable to Gentiva shareholders	$314	$(207,177)

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (loss) (all items presented are net of tax): (3)

	1st Quarter
	2014	2013
Adjusted income attributable to Gentiva shareholders	$4,799	$7,107
Cost savings initiatives and acquisition and integration activities (4)	(3,302)	(86)
Impact of closed locations	(1,183)	—
Goodwill and other long-lived asset impairment (5)	—	(214,198)
Income (loss) attributable to Gentiva shareholders	314	(207,177)
Add back: Net income attributable to noncontrolling interests	184	121
Net income (loss)	$498	$(207,056)

Adjusted income attributable to Gentiva shareholders per diluted share	$0.13	$0.23
Cost savings initiatives and acquisition and integration activities (4)	(0.09)	—
Impact of closed locations	(0.03)	—
Goodwill and other long-lived asset impairment (5)	—	(6.96)
Income (loss) attributable to Gentiva shareholders per diluted share	0.01	(6.73)
Add back: Net income attributable to noncontrolling interests	—	—
Net income (loss) per diluted share	$0.01	$(6.73)

Operating Metrics	1st Quarter
	2014	2013
Home Health
Episodic admissions	54,400	50,400
Total episodes	82,600	72,200
Episodes per admission	1.52	1.43
Revenue per episode	$2,715	$2,875

Hospice
Admissions	12,900	13,500
Average daily census	13,000	12,700
Patient days (in thousands)	1,168	1,146
Revenue per patient day (a)	$149	$157
Length of stay at discharge (in days)	104	99
Services by patient type:
Routine	99%	98%
General Inpatient & Other	1%	2%

Community Care
Billed hours (in thousands)	4,200	—
Revenue per hour	$14	—

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company completed the Harden transaction on October 18, 2013, affecting the reporting periods presented. Annualized net revenues of Harden at acquisition date approximated $145 million of Home Health, $109 million of Hospice and $220 million of Community Care. Net revenues specific to Harden for the first quarter of 2014 are not available as, subsequent to the acquisition date, the Company has undertaken significant consolidations and closures of Harden branches in overlapping and smaller markets for which reporting of separate results is no longer available. As a result of this transaction, the Company’s net revenues comparisons were positively impacted for the first quarter 2014 as compared to the corresponding period of 2013.
b.    The Company closed a significant number of branch operations relating to the branch rationalization initiative which began in 2013, affecting the reporting periods presented. As a result of these activities, the Company’s net revenues comparisons were negatively impacted for the first quarter 2014 by approximately $8 million as compared to the corresponding period of 2013.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, interest income, and interest expense and other, but include revenue and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations and (iii) goodwill and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) charges relating to cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations and (iii) goodwill and other long-lived asset impairment.

4.
Operating contribution and EBITDA included charges relating to cost savings and other restructuring, legal settlements and acquisition and integration activities of $5.3 million for the first quarter 2014 as compared to $0.1 million for the corresponding period of 2013.

For the first quarter 2014, the Company recorded charges relating to cost savings initiatives associated with the Company's branch rationalization initiative of $2.7 million and charges of $2.6 million associated with acquisition and integration activities of Harden.
For the first quarter 2013, the Company recorded acquisition and integration activities of $0.1 million associated with the Company's acquisitions of North Mississippi Hospice and Family Home Care, Inc. in 2012.
These charges were reflected as follows for segment reporting purposes (dollars in millions):

	1st Quarter
	2014	2013
Home Health	$0.6	$—
Hospice	2.9	—
Corporate expenses	1.9	0.1
Total	$5.3	$0.1

5.	During the first quarter of 2013, the Company recorded non-cash charges of $224.3 million related to goodwill and other long-lived assets.
At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to lower than expected average daily census and higher than expected discharge rates during the first quarter. Based on the results of the interim impairment test, the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.

6.	The Company’s effective tax rate was a tax expense of 45.9% for the first quarter 2014 as compared to a benefit of 2.5% for the first quarter 2013.
During the first quarter of 2013, the Company recorded non-cash impairment charges of $224.3 million related to goodwill and other long-lived assets (see note 5). Excluding the impact of the impairment charges, the Company's effective tax rate would have been 39.9% for the first quarter of 2013.
Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2013.
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